EXHIBIT 2

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “IR Agreement”) is made and entered into as of the 5th day of August, 2010, by and between NCR CORPORATION, a Maryland corporation (“Investor”), and DOCUMENT CAPTURE TECHNOLOGIES, INC., a Delaware corporation (“Company”).

W I T N E S S E T H:

WHEREAS, Company and Investor are parties to that certain Share Purchase Agreement, of even date herewith (the “Purchase Agreement”), which provides for, among other things, the issuance and sale by Company to Investor of 3,861,004 shares of Company’s common stock, par value $0.001 per share (the “Shares”) for an aggregate purchase price of $4,000,000; and

WHEREAS, in order to induce Company to enter into the Purchase Agreement and to induce Investor to invest funds in Company pursuant to the Purchase Agreement, Company has agreed to provide Investor with, among other things, certain rights to register the Shares and other shares of common stock of Company issuable to Investor, to receive certain information from Company, and to acquire up to an additional $4,000,000 of common stock of Company under certain circumstances;

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

For purposes of this IR Agreement, the following terms shall have the meanings specified below:

“Additional Shares of Common Stock” means all shares of Common Stock issued by Company, or deemed issued as provided in Section 4.5(f) and Section 4.7(b), whether or not subsequently reacquired or retired by Company, other than: (a) any shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, Company or any subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Company board of directors; (b) any shares of Common Stock (or options, warrants or rights therefor) issued or issuable to parties that are providing Company with equipment leases, real property leases, loans, credit lines or similar transactions, under arrangements, in each case, approved by the Company board of directors; (c) shares of Common Stock issued pursuant to the acquisition of another corporation or entity by Company pursuant to a consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or more than 50% of the voting power of such other corporation or entity or more than 50% of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Company board of directors; and provided, further, that such other corporation or entity is not an Affiliate of Company or “controlled” (as such term is used in the definition of “Affiliate” herein) directly or indirectly by one or more officers, directors or employees of Company; (d) shares of Common Stock issuable upon exercise of any options, warrants or rights to purchase any securities of Company outstanding as of the date hereof; or (e) shares of Common Stock (or options, warrants or rights therefor) issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by subsections (a) through (d) of Section 4.5.

“Affiliate” means, as to any Person, (a) any subsidiary of such Person, and (b) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and includes, in the case of a Person other than an individual, each officer, director, general partner or member of such Person, and each Person who is the beneficial owner of 5% or more of such Person’s outstanding stock having ordinary voting power of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Consideration Received” by Company for any issue or sale (or deemed issue or sale) of securities shall: (a) to the extent it consists of cash, be computed at the gross amount of cash received by Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by Company in connection with such issue or sale and without deduction of any expenses payable by Company; (b) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Company board of directors; and (c) if Additional Shares of Common Stock, Convertible Securities (as defined herein) or Rights or Options (as defined herein) to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Company board of directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

“Business Day” means any day other than a weekend day or any other day on which commercial banks in the State of New York are authorized or required to close.

“Change in Control” means: (a) the acquisition (other than from Company) by any Person of beneficial ownership of 50% or more of the combined voting power of Company’s then-outstanding securities; (b) a merger or consolidation involving Company if the stockholders of Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of Company outstanding immediately before such merger or consolidation; or (c) a complete liquidation or dissolution of Company or the sale or other disposition of all or substantially all of the assets of Company.

“Common Stock” means the common stock, par value $0.001 per share, of Company.

“Convertible Securities” shall mean stock, instruments of indebtedness, or other securities convertible into or exchangeable for shares of Common Stock.

“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon: (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, other than a statement that arises out of or is based upon written information furnished by or on behalf of Investor; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the

Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by Company in connection with such issuance, into the Aggregate Consideration Received, or deemed to have been received, by Company as provided herein, for the issue of such Additional Shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means a registration relating to: (a) the sale of securities to employees of Company or a subsidiary of Company pursuant to a stock option, stock purchase, or similar plan; or (b) an SEC Rule 145 transaction.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Investor Designee” means the member of Company’s board of directors designated by Investor pursuant to the terms of the Voting Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated association, or any governmental authority, officer, department, commission, board, bureau or instrumentality thereof.

“Registrable Securities” means (a) the Shares and (b) the Common Stock issuable or issued upon exercise of the Option; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this IR Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Article 2 any shares for which registration rights have terminated pursuant to Section 2.8 of this IR Agreement.

“Rights or Options” means warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities, other than: (a) warrants, options or other rights granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, Company or any Company subsidiary pursuant to incentive agreements, stock purchase or stock option plans, contracts or other arrangements that are approved by the Company board of directors; or (b) warrants, options or other rights issued or issuable to parties that are providing Company with equipment leases, real property leases, loans, credit lines or similar transactions, under arrangements, in each case, approved by the Company board of directors.

“SEC” means the United States Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for Investor.

“Trading Day” means any day on which the Common Sock is traded for any period on Nasdaq, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

“Transaction Documents” means the Purchase Agreement, this IR Agreement and any and all agreements, documents and instruments contemplated hereby or thereby.

ARTICLE 2

REGISTRATION RIGHTS

2.1 Demand Registration.

(a) If at any time after the date of this IR Agreement Company receives a request from Investor that Company file a Form S-1 registration statement with respect to at least 500,000 shares of the Registrable Securities (subject to adjustment for any stock split, stock dividend, recapitalization, reorganization, or the like), then the Company shall, as soon as practicable, and in any event within 60 days after the date such request is given by Investor, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that Investor requested to be registered, subject to the limitations of Section 2.1(c) and Section 2.1(d).

(b) If at any time when it is eligible to use a Form S-3 registration statement, Company receives a request from Investor that Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of Investor, then Company shall, as soon as practicable, and in any event within 30 days after the date such request is given by Investor, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by Investor, subject to the limitations of Section 2.1(c) and Section 2.1(d).

(c) If, pursuant to Section 2.1(a) or Section 2.1(b), Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise Company as a part of its request for registration. The underwriter(s) will be selected by Investor, subject only to the reasonable approval of Company. Investor shall, together with Company as provided in Section 2.3(e), enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.1(c), if the managing underwriter(s) advise(s) Investor in writing that marketing factors require a limitation on the number of shares to be underwritten, then the number of Registrable Securities that may be included in the underwriting shall be so reduced; provided, however, that the number of Registrable Securities held by Investor to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(d) Notwithstanding the obligations set forth in Section 2.1(a) and Section 2.1(b), if Company furnishes to Investor a certificate signed by Company’s chief executive officer stating that in the good faith judgment of Company’s board of directors it would be materially detrimental to Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving Company, (ii) require premature disclosure of material information that Company has a bona fide business purpose for preserving as confidential, or (iii) render Company unable to comply with requirements under the Securities Act or Exchange Act, then Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after the request of Investor is given; provided, however, that Company may not invoke this right more than once in any 12-month period; and, provided further, that Company shall not register any securities for its own account or that of any other stockholder during such 90-day period other than pursuant to an Excluded Registration.

2.2 Company Registration.

(a) If Company proposes to register (including, for this purpose, a registration effected by Company for stockholders other than Investor) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), Company shall, at such time, promptly give Investor notice of such registration. Upon the request of Investor given within 20 days after such notice is given by Company, Company shall, subject to the provisions of Section 2.2(b), cause to be registered all of the Registrable Securities that Investor has requested to be included in such registration. Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2(a) before the effective date of such registration, whether or not Investor has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by Company in accordance with Section 2.5.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2(a), Company shall not be required to include any of Investor’s Registrable Securities in such underwriting unless Investor accepts the terms of the underwriting as agreed upon between Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by Company. If the total number of Registrable Securities to be included in such offering exceeds the number of securities to be sold (other than by Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then Company shall be required to include in the offering only that number of Registrable Securities which the underwriters and Company in their sole discretion determine will not jeopardize the success of the offering; provided, however, that in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by Company) are first entirely excluded from the offering.

2.3 Obligations of Company. Whenever required under this Article 2 to effect the registration of any Registrable Securities, Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of Investor, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period Investor refrains, at the request of an underwriter of Common Stock (or other securities) of Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to an additional 60 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to Investor such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as Investor may reasonably request in order to facilitate its disposition of its Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue-Sky laws of such jurisdictions as shall be reasonably requested by Investor; provided that Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this IR Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by Investor, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by Investor, all financial and other records, pertinent corporate documents, and properties of Company, and cause Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify Investor, promptly after Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify Investor of any request by the SEC that Company amend or supplement, or any determination or decision by Company to amend or supplement, such registration statement or prospectus.

2.4 Agreement to Furnish Information. It shall be a condition precedent to the obligations of Company to take any action pursuant to this Article 2 with respect to the Registrable Securities of Investor that Investor shall furnish to Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Registrable Securities.

2.5 Expenses of Registration.

(a) All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Article 2, including all registration, filing, and qualification fees, all printers’ and accounting fees, all fees and disbursements of counsel for Company, and the reasonable fees and disbursements of one counsel for Investor (such fees and disbursements of counsel for Investor being limited to $20,000 in respect of any one registration), shall be borne and paid by Company; provided, however, that Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1(a) or Section 2.1(b) if the registration request is subsequently withdrawn at the request of Investor (in which case Investor shall bear such expenses); provided further that if, at the time of such withdrawal, Investor shall have learned of a material adverse change in the condition, business, or prospects of Company from that known to Investor at the time of its request and has withdrawn the request with reasonable promptness after learning of such information then Investor shall not be required to pay any of such expenses.

(b) All Selling Expenses relating to Registrable Securities registered pursuant to this Article 2 shall be borne and paid by Investor.

2.6 Indemnification and Contribution. If any of Investor’s Registrable Securities are included in a registration statement under this Article 2:

(a) To the extent permitted by law, Company will indemnify and hold harmless Investor, the officers, directors, and shareholders of Investor, legal counsel and accountants for Investor, any underwriter (as defined in the Securities Act) for Investor, and each Person, if any, who controls Investor or such underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and Company will pay to Investor and each such underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Company, which consent shall not be unreasonably withheld, nor shall Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Investor or any such underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, Investor will indemnify and hold harmless Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls Company within the meaning of the Securities Act, legal counsel and accountants for Company, any underwriter (as defined in the Securities Act), any other shareholder of Company selling securities in such registration statement, and any controlling Person of any such underwriter or other shareholder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Investor expressly for use in connection with such registration; and Investor will pay to Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Investor, which consent shall not be unreasonably withheld; and provided, further, that in no event shall the aggregate amounts payable by

Investor by way of indemnity or contribution under Section 2.6(b) and Section 2.6(d) exceed the proceeds from the offering received by Investor (net of any Selling Expenses paid by Investor).

(c) Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, give the indemnifying party notice of the commencement thereof; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party from any of its obligations under this Section 2.6 except to the extent the indemnifying party is materially prejudiced by such failure. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.6, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. In no event shall Investor’s liability pursuant to this Section 2.6(d), when combined with the amounts paid or payable by Investor pursuant to Section 2.6(b), exceed the proceeds from the offering received by Investor (net of any Selling Expenses paid by Investor).

(e) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of Company and Investor under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2.6, and otherwise shall survive the termination of this IR Agreement.

2.7 Limitations on Subsequent Registration Rights. From and after the date of this IR Agreement, Company shall not, without the prior written consent of Investor, enter into any agreement with any holder or prospective holder of any securities of Company that would (a) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of Investor that are included, or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

2.8 Termination of Registration Rights. The right of Investor to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a) the time when all of Investor’s Registrable Securities could be sold under SEC Rule 144 without the requirement for Company to be in compliance with the current public information required under SEC Rule 144 as to such Registrable Securities and without volume or manner-of-sale restrictions; and

(b) the fifth anniversary of the date of this IR Agreement.

ARTICLE 3

INFORMATION RIGHTS

3.1 Delivery of Financial Information. Company shall deliver the following financial information to Investor:

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants selected by Company;

(b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) if requested by Investor, as soon as practicable, but in any event within 30 days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d) if requested by Investor, as soon as practicable, but in any event 30 days before the end of each fiscal year, an operating budget for the next fiscal year (the “Budget”), approved by Company’s board of directors and prepared on a monthly basis, including a forecast of revenues, expenses and cash position on a month-to-month basis for the next fiscal year; and

(e) such other information relating to the financial condition of Company as shall be determined by the board in its reasonable discretion.

The financial information delivered pursuant to this Section 3.1 shall be the consolidated and consolidating financial statements of Company and all of its consolidated subsidiaries. Company will be deemed to have satisfied its obligations under clauses (a) and (b) above if such financial information is included in a report that Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act in respect of the applicable period, and Company files such report with the SEC through the SEC’s EDGAR database no later than the time such report is required to be filed with the SEC pursuant to the Exchange Act (taking into account any applicable grace periods provided thereunder).

Notwithstanding anything else in this Section 3.1 to the contrary, Company may cease providing the information set forth in this Section 3.1 during the period starting with the date 30 days before Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with SEC rules applicable to such registration statement and related offering; provided that Company’s covenants under this Section 3.1 shall be reinstated at such time as Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Notice of Certain Transactions. Subject to the fiduciary duties of Company’s board of directors, Company shall promptly (but in any event, within 72 hours) notify Investor in writing in the event that Company receives any proposal or offer from any Person or group of Persons that, in the good faith judgment of the Company’s board of directors is “bona fide,” and that provides for, directly or indirectly, in a single transaction or a series of related transactions, (a) a transaction contemplated by subpart (b) or (c) of the definition of “Change in Control,” or (b) the acquisition of beneficial ownership of 25% or more of (i) the combined voting power of Company’s then-outstanding securities or (ii) the value (as determined by Company’s board of directors) of the consolidated assets of Company and its Subsidiaries. Company’s notification to Investor shall include the identity of such Person or group of Persons and the material details of the proposed transaction. Company shall thereafter keep Investor reasonably informed (orally and in writing) of the status of any such proposed transaction, including the material terms and conditions thereof and of any material modification thereto.

3.3 Right of Inspection. Company shall permit Investor, at Investor’s expense and on no fewer than five days’ prior written notice to Company, to visit and inspect Company’s properties, examine its books of account and records, and discuss Company’s affairs, finances, and accounts with its officers, during normal business hours of Company as may be reasonably requested by Investor; provided, however, that Company shall not be obligated pursuant to this Section 3.3 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to Company) or the disclosure of which would adversely affect the attorney-client privilege between Company and its counsel; and provided, further, that Company may conduct any such visitation, inspection, examination and discussion no more than once per calendar quarter.

3.4 Termination of Information Rights. The covenants set forth in Section 3.1, Section 3.2, and Section 3.3 shall terminate and be of no further force or effect upon the earlier to occur of: (a) the closing of a Change in Control of Company; and (b) the date that Investor no longer holds at least 5% of the Shares acquired by Investor on the date hereof.

ARTICLE 4

OPTION TO PURCHASE ADDITIONAL SHARES

4.1 Grant of Option; Option Period. Subject to the terms and conditions set forth in this Article 4 and elsewhere in the Transaction Documents, Investor is hereby granted by Company the irrevocable option (the “Option”), exercisable during the Option Period (as defined below), to purchase, in the sole discretion of Investor, up to an additional $4,000,000 of Common Stock (the “Aggregate Option Amount”), at the then-current Exercise Price (as defined below). The Option may be exercised at any time or from time to time by Investor during the period that begins on the date hereof and ends at 5:00 p.m. (Eastern Time) on the second anniversary of such date (such period, the “Option Period”).

4.2 Manner of Exercise. During the Option Period, the Option may be exercised, in full or in part, upon surrender of the Notice of Exercise attached hereto as Exhibit A (the “Notice of Exercise”), duly completed and executed, together with the full Exercise Price for each share of Common Stock as to which the Option is exercised (in accordance with Section 4.3 below), at the office of Company (Document Capture Technologies, Inc., 1798 Technology Drive, Suite 178, San Jose, California 95110; Fax: (408) 436-9888), or at such other office or agency as Company may designate in writing, by overnight mail. The “Date of Exercise” of the Option shall be defined as the date that the Notice of Exercise attached hereto as Exhibit A, completed and executed, is sent by facsimile to Company, provided that the original Notice of Exercise is received by Company and the Exercise Price is satisfied, each as soon as practicable and in any event within three Business Days thereafter. Alternatively, the Date of Exercise shall be defined as the date that both the original Notice of Exercise and the full Exercise Price for the shares of Common Stock being acquired in connection with such exercise are received by Company, if Investor has not sent advance notice by facsimile. Upon delivery of the duly completed and executed Notice of Exercise to Company by facsimile or otherwise, and receipt by Company of the full Exercise Price for the shares of Common Stock being acquired in connection with such exercise, Investor shall be deemed for all corporate purposes to have become the holder of record of the shares of Common Stock with respect to which the Option has been exercised, irrespective of the date such shares of Common Stock are credited to Investor’s Depository Trust Company account or the date of delivery of the certificates evidencing such shares, as the case may be.

4.3 Payment of Exercise Price. Payment of the Exercise Price may be made by Holder in cash, by bank or cashier’s check or by wire transfer.

4.4 Delivery of Common Stock Upon Exercise. Within three Business Days after any Date of Exercise (the “Delivery Period”), Company shall issue and deliver (or cause its transfer agent so to issue and deliver) in accordance with the terms hereof to or upon the order of Investor that number of shares of Common Stock (“Exercise Shares”) for the portion of this Option that has been exercised thereby. Upon the exercise of this Option or any part thereof, Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel to ensure that the transfer agent shall issue stock certificates in the name of Investor or such other persons as designated by Investor and in such denominations as are specified in the Notice of Exercise representing the number of shares of Common Stock issuable upon such exercise.

4.5 Adjustments to Exercise Price. The price per share of Common Stock for which this Option may be exercised (the “Exercise Price”) is $1.036, subject to adjustment as follows:

(a) If Company shall, at any time or from time to time after the date hereof, effect a subdivision of the outstanding Common Stock, the Exercise Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if Company shall, at any time or from time to time after the date hereof, combine the outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately before that combination shall be proportionately increased. Any adjustment pursuant to this clause (a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) If Company, at any time or from time to time after the date hereof, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Exercise Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Exercise Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this clause (b) to reflect the actual payment of such dividend or distribution.

(c) If at any time or from time to time after the date hereof, the Common Stock issuable upon the exercise of the Option is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.5), in any such event Investor shall have the right thereafter to exercise the Option into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock for which the Option could have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d) If at any time or from time to time after the date hereof, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange, or substitution of shares provided for elsewhere in this Section 4.5), as a part of such capital reorganization, provision shall be made so that Investor shall thereafter be entitled to receive upon exercise of the Option the number of shares of stock or other securities or property of Company to which a holder of the number of shares of Common Stock deliverable upon exercise would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.5 with respect to the rights of Investor after the capital reorganization to the end that the provisions of this Section 4.5 shall be applicable after that event and be as nearly equivalent as practicable.

(e) If at any time or from time to time after the date hereof Company issues or sells, or is deemed by the provisions of this clause (f) to have issued or sold, Additional Shares of Common Stock, otherwise than in connection with a stock split or combination as provided in clause (a) above, a dividend or distribution as provided in clause (b) above, a reclassification, exchange or substitution as provided in clause (c) above, or a reorganization, merger, consolidation or sale of assets as provided in clause (d) above, for an Effective Price that is less than the Exercise Price in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the then-existing Exercise Price shall be reduced as of the close of business on the date of such issue or sale to a price equal to the consideration per share received by Company for such Additional Shares of Common Stock so issued.

(f) For the purpose of making any adjustment to the Exercise Price required under this Section 4.5, if Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Exercise Price then in effect, then Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by

Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

(g) No further adjustment of the Exercise Price shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Exercise Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Exercise Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by Company upon such exercise, plus the consideration, if any, actually received by Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities.

(h) No adjustment in the Exercise Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common stock issued or deemed to be issued by Company is less than the Exercise Price in effect immediately prior to such issue.

(i) All calculations under this Section 4.5 shall be made to the nearest   1/100th of a share, as the case may be.

4.6 No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of the Option, but on exercise of the Option, Investor may purchase only a whole number of shares of Common Stock. If, on exercise of the Option, Investor would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon exercise shall be the next higher whole number of shares.

4.7 Anti-Dilution Protection.

(a) If at any time or from time to time after the date hereof and prior to the eighteen (18) month anniversary of the date hereof (such period, the “Common Stock Anti-Dilution Period”), Company issues or sells, or is deemed to have issued or sold pursuant to Section 4.7(b), Additional Shares of Common Stock for an Effective Price that is less than $1.036 per share, as adjusted for any stock splits, stock dividends, stock combinations, mergers, reorganizations or other actions occurring after the date hereof which generally affect the number of shares of stock of the Company outstanding, (the “Purchase Price”), then, and in each such case, the Company shall issue additional shares of Common Stock to the Investor without further consideration, in an amount equal to the difference between (x) the number of Shares held, as of the time immediately prior to such issuance or sale, or deemed issuance or sale, as the case may be, by Investor (which, in the case of more than one issuance of shares pursuant to this Section 4.7, may include shares of Common Stock previously received by Investor pursuant to this Section 4.7) (the “Existing Shares”), and (y) the number of shares of Common Stock determined in accordance with the following formula:

Number of Shares = (A * B) ÷ C.

For purposes of the foregoing formula, the following definitions shall apply:

(i) “A” shall mean the Existing Shares as defined above;

(iv) “B” shall mean the Purchase Price as defined above; and

(v) “C” shall mean the Effective Price as defined above.

(b) For purposes of this Section 4.7, if during the Common Stock Anti-Dilution Period, Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Purchase Price, then Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

(c) No additional shares of Common Stock shall be issued pursuant to this Section 4.7 as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.

(d) Investor shall have the right to waive the receipt or issuance of additional shares of Common Stock which would otherwise be issuable to it pursuant to this Section 4.7.

4.8 No Rights as Stockholder. Nothing in this Article 4 shall be construed as conferring upon Investor any rights as a stockholder of Company.

ARTICLE 5

OTHER COVENANTS

5.1 Restrictions on Transfer.

(a) The Registrable Securities may only be disposed of pursuant to an effective registration statement under the Securities Act, to Company, to an Affiliate, or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with any applicable federal and state securities laws. Until such time as the Registrable Securities can be freely transferred in a public sale without registration under the Securities Act, in connection with any transfer of any such securities, other than pursuant to an effective registration statement, to an Affiliate or to Company, an opinion of counsel will be required to the effect that such transfer does not require registration of such transferred securities under the Securities Act. Any such transferee shall agree in writing to be bound by the terms of this IR Agreement and shall have the obligations of Investor hereunder.

(b) Investor agrees to the imprinting, so long as is required by this Section 5.1, of the following legend on any certificates representing Registrable Securities:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES ARE “RESTRICTED” AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR ELIGIBLE TO BE OFFERED OR SOLD PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT, AND, EXCEPT WITH RESPECT TO A TRANSFER TO AN AFFILIATE OF HOLDER OR TO COMPANY, COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.

(c) Certificates representing Registrable Securities shall not be required to contain any restrictive legend: (i) while a registration statement covering the resale of such securities is effective under the Securities Act; (ii) following any sale of such securities pursuant to SEC Rule 144 under the Securities Act; (iii) if such securities are eligible for sale under SEC Rule 144 without the requirement for Company to be in compliance with the current public information required under SEC Rule 144 as to such Registrable Securities and without volume or manner-of-sale restrictions; or (iv) if such legend is not required under applicable law, or, in the opinion of the Company’s counsel, in accordance with the requirements of the Securities Act, or other interpretations and pronouncements of the SEC. Upon request of Investor, Company shall cause its counsel to issue a legal opinion to Company’s transfer agent promptly to effect the removal of such legend pursuant to the foregoing sentence. If the Option is exercised at a time when (x) there is an effective registration statement covering the resale under the Securities Act of the Registrable Securities issued in connection therewith, (y) such Registrable Securities may be sold under SEC Rule 144 without the requirement for Company to be in compliance with the current public information required under SEC Rule 144 as to such Registrable Securities and without volume or manner-of-sale restriction, or (z) such legend is not otherwise required under applicable law, then the certificate(s) evidencing such Registrable Securities shall be issued free of all restrictive legends. Company agrees that at such time as such restrictive legend is not required as provided in this Section 5.1(c), it will, as soon as practicable following the delivery by Investor to Company’s transfer agent of certificates representing the Registrable Securities, as the case may be, deliver or cause to be delivered to Investor replacement certificates free from all restrictive legends. Unless otherwise required by law or judicial order, Company shall not make any notation on its records or give any instructions to its transfer agent that enlarge the restrictions on transfer set forth in this IR Agreement.

5.2 Listing of Registrable Securities. If, after the date hereof, Company shall list its Common Stock on any of the New York Stock Exchange, NYSE AMEX, or the NASDAQ Stock Market (each, a “Subsequent Market”), then Company shall include in such listing for the benefit of Investor all Registrable Securities. If the number of Registrable Securities issuable upon exercise in full of the Option exceed the number of Registrable Securities previously listed on account thereof with a Subsequent Market, then Company shall take the necessary actions to immediately list a number of Registrable Securities equal to such difference.

5.3 Reports. With a view to making available to Investor the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the date hereof;

(b) timely file (or obtain extensions in respect thereof and file within the applicable grace period) with the SEC all reports and other documents required of Company under the Securities Act and the Exchange Act (including Section 13(a) and 15(d) thereof); and

(c) furnish to Investor, so long as Investor owns any Registrable Securities, forthwith upon request: (i) to the extent accurate, a written statement by Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of Company and such other reports and documents so filed by Company; and (iii) such other information as may be reasonably requested in availing Investor of any rule or regulation of the SEC that permits the selling of any such securities without registration (including causing its attorneys to render and deliver any legal opinion required in order to permit Investor to receive Registrable Securities free of all restrictive legends and to subsequently sell Registrable Securities under SEC Rule 144 upon receipt of a notice of an intention to sell or other form of notice having a similar effect) or pursuant to Form S-3 (at any time after Company so qualifies to use such form).

Without limiting the generality of clause (a) above, if at any time Company is not required to file reports pursuant to Section 13(a) or 15(d) the Exchange Act, it will, at its expense, prepare and furnish to Investor and make publicly available in accordance with SEC Rule 144 such information as is required for Investor to sell Registrable Securities under SEC Rule 144.

5.4 Directors’ Liability; Indemnification; Insurance.

(a) Company’s certificate of incorporation and bylaws shall provide (i) for elimination of the liability of directors to the maximum extent permitted by law and (ii) for indemnification of directors for acts on behalf of Company to the maximum extent permitted by law. In addition, Company shall enter into and use its best efforts to at all times maintain indemnification agreements with each of its directors to indemnify such directors to the maximum extent permissible under applicable law.

(b) If Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of Company assume the obligations of Company with respect to indemnification of members of the board of directors as in effect immediately before such transaction, whether such obligations are contained in Company’s bylaws, its certificate of incorporation, or elsewhere, as the case may be.

(c) Company has, from financially sound and reputable insurers, Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the board of directors with total limits of $5 million of “Side A” and “Side B” coverage, and will use reasonable best efforts to cause such insurance policy to be maintained at all times during the term of that certain Voting Agreement, of even date herewith, among Company, Investor and the stockholders of Company whose names are set forth on the signature pages thereto (the “Voting Agreement”). In addition, the policy shall not be cancelable by Company without prior approval by the board of directors, including the Investor Designee.

5.5 Termination of Covenants. The covenants set forth in this Article 5, except for Section 5.1 and Section 5.4(b), shall terminate and be of no further force or effect upon the earlier to occur of: (a) the closing of a Change in Control of Company; and (b) the date that Investor no longer owns, beneficially or of record, any Registrable Securities.

5.6 Confidential Treatment. In the event that Company is required by law or stock market or trading facility regulation to file with the SEC as an exhibit to any filing under the Exchange Act or the Securities Act all or any portion of that certain Strategic Supplier Master Procurement Agreement between Company and Investor (including, without limitation, any portion of the amendment thereto of even date herewith), or any other commercial agreement between Company and Investor, Company shall use its best efforts to seek confidential treatment under applicable securities laws of such portions of such agreement(s) as may reasonably be available, and shall consult with Investor in connection therewith.

ARTICLE 6

MISCELLANEOUS

6.1 Successors and Assigns. The rights under this IR Agreement may be assigned (but only with all related obligations) by Investor to a transferee in connection with a transfer of the Registrable Securities that is permissible under the terms of the Transaction Documents; provided, however, that (a) Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and, if applicable, the Registrable Securities with respect to which such rights are being transferred; and (b) such transferee agrees in a written instrument delivered to Company to be bound by and subject to the terms and conditions of this IR Agreement. The terms and conditions of this IR Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this IR Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this IR Agreement, except as expressly provided in this IR Agreement.

6.2 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this IR Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

6.3 Execution. This IR Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section at or prior to 5:00 p.m. (Eastern Time) on a Business Day, (b) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this IR Agreement later than 5:00 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (c) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to Investor, to:

NCR Corporation

3097 Satellite Boulevard

Duluth, GA 30096

Attn: General Counsel

Fax: (404) 487-8949

with a copy (if such notice is being provided pursuant to Section 3.2 hereof) to:

NCR Corporation

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attn: Chief Financial Officer

Fax: (513) 719-6990

If to Company, to:

Document Capture Technologies, Inc.

1798 Technology Drive

Suite 178

San Jose, California 95110

Attn: Chief Executive Officer

Fax: (408) 436-9888

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.5 Amendments; Waivers. No provision of this IR Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Company and Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this IR Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

6.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this IR Agreement, upon any breach or default of any other party under this IR Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

6.7 Severability. Any provision of this IR Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this IR Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, each party hereto hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

6.8 Entire Agreement. This IR Agreement and the other Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.9 Specific Performance. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Investor and Company will be entitled to specific performance of each other’s obligations under this IR Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.10 Remedies Cumulative. No right, remedy, or election given by any term of this IR Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies, and elections available at law or in equity.

6.11 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.12 Costs of Enforcement. If any party to this IR Agreement seeks to enforce its rights under this IR Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed and caused this IR Agreement to be executed and delivered on the date first above written.

NCR Corporation

By:	/s/ Quinn J. Coburn
	Name:	Quinn J. Coburn
	Title:	Treasurer

Document Capture Technologies, Inc.

By:	/s/ David P. Clark
	Name:	David P. Clark
	Title:	Chief Executive Officer

[Signature Page to Investor Rights Agreement]

EXHIBIT A

NOTICE OF EXERCISE

TO: DOCUMENT CAPTURE TECHNOLOGIES, INC.

The undersigned hereby irrevocably exercises the right to purchase                      of the shares of Common Stock (the “Common Stock”) of DOCUMENT CAPTURE TECHNOLOGIES, INC., a Delaware corporation (“Company”), evidenced by the option granted to the undersigned by Company under Article 4 of that certain Investor Rights Agreement, dated                     , 2010, between Company and NCR Corporation, a Maryland corporation (the “IR Agreement”), to which this Notice of Exercise is attached (the “Option”), and herewith makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of said Option.

The undersigned agrees not to offer, sell, transfer or otherwise dispose of any of the Common Stock obtained on exercise of the Option, except in accordance with the provisions of the Transaction Documents (as such term is defined in the IR Agreement).

The undersigned requests that any stock certificates for such shares be issued free of any restrictive legend, if permitted by the terms of the IR Agreement.

Please issue a certificate or certificates representing the shares of Common Stock acquired hereby in the name of the undersigned or in such other name as is specified below:

The shares of Common Stock acquired hereby shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[NAME OF ENTITY]

By:
Name:
Title:
Date:

[Notice of Exercise]